Exhibit 10.1

SuperCom Ltd.
("The company")
To:
(Position)

Statement of Exemption and Indemnification

Whereas on ___ of ___ 2010, the Company’s Directorate and the Audit Committee decided to authorize the company’s undertaking to exempt and indemnify position holders in the company, according to the Companies Law 1999 (hereinafter: “ Companies Law” ) and the terms of exemption and indemnification as specified in this statement;

And whereas on _____ the general meeting of the company approved the mentioned decision, we hereby notify of the following:

1.	Exemption from Liability

The company hereby exempts you from any liability towards the company, any damage cause and/or that will be caused to the company as a result of a breach of the duty of care towards the company.

2.	Undertaking to Indemnify

Without derogating the company’s right to indemnify you retroactively according to the company articles of association, the company hereby undertakes as follows:

2.1
To indemnify you for any liability or expense, as specified below, imposed on you in Israel or abroad, as a result of actions you took (including actions prior to the date of this statement) and/or that you will take by virtue of the position you hold in the company, directly or indirectly related to one or more of the types of incidents specified in the addition to this statement, providing that the maximum amount of indemnification will not exceed the amount detailed in section 2.2 below.

2.1.1
Financial liability ruled in favor of another person, including a ruling given in asettlement or the ruling of an arbitrator approved by the court; Reasonable legal fees,including lawyer’s costs, spent or debited by the court, in a procedure submitted against you by the company or in its name or by an other person, or a criminal charge from which you are acquitted, or a criminal charge in which you are convicted in a crime that does not require proof of criminal thought.

2.2
The sum of indemnification the company will pay all its position holders, accumulatively, according to al of the indemnification statements issued by the company according to the indemnification decision, due to one or more of the incidents specified in appendix A, will not exceed 4 million NIS; plus amounts received, should they be received from an insurance company in the framework of insurance the company issued (hereinafter: “ the maximum sum of indemnification” ).

2.3
If and as far as the sum of the amounts of indemnification the company is required to pay to its position holders, as mentioned in section 2.1 above, will exceed the maximum sum of indemnification or the balance of the maximum sum of indemnification at the time according to section 2.2 above, the remaining sum of indemnification will be divided between the position holders entitled to indemnification, in a manner in which the amount of indemnification that each position holder receives, in practice, will be calculated according to the ratio between the sum of indemnification each position holder is entitled to and the total sum all of the position holders are entitled to, accumulatively, for the specific incident.

2.4
Upon the occurrence of an incident for which you are entitled to indemnification according to the aforementioned, the company will place at your service, from time to time, the amounts required to cover the expenses and costs of dealing with the legal procedure, so you will not be required to pay or fund them yourself, subject to the terms and provisions of this statement of indemnification.

2.5
To dismiss any doubt it is hereby clarified, that upon the occurrence of an incident for which you are entitled to indemnification, you are entitled to contact an adv. of status as you choose, with the exception of an adv. that is not acceptable to the company for reasonable reasons providing you notify the company of the identity of the adv. as soon as the need rises. IF you fail to notify the company as mentioned, the company will be entitled to appoint an adv, for you, according to its discretion.

3.	Undertaking for indemnification according to this statement is subject to the mentioned below in this section

3.1
You will notify the company of any legal procedure opened against you regarding any occurrence for which the indemnification may apply and of any threat you receive in writing according to which a legal measures will be taken against you, at the proper speed as soon as you learn of this and you will transfer to the company or to whoever the company instructs you, any document related to the legal procedure.

3.2
Should the company appoint an adv. for you according to section 2.5 above, the company will be entitled to take the treatment of your defense upon itself in the legal procedure and/or to transfer treatment to any adv. the company chooses for this matter (except for an adv. that is not acceptable to you for reasonable reasons), providing all of the following accumulated conditions are met: (a) the company notified within 45 days from the day the aforementioned notice was given as mentioned in section 3.1 above (or a shorter period- if required to submit you r statement of defense or response), that it will indemnify the holder of the indemnification statement according to this statement; (b) the legal procedure against the holder of the indemnification statement will only include claims for financial compensation. The company and/or the mentioned adv. will be entitled to act in the framework of dealing with this procedure at their discretion and terminate the procedure; the appointed adv. will act and will be obligated in fidelity duty to you and the company. In any case in which a conflict of interests rises between you and the company, the adv. will notify you and you will be entitled to take an adv. on your behalf and the provisions of this statement will apply to the expenses you have due to this appointment. If the company chooses to reach a settlement in a financial debt or to resolve a dispute with arbitration, the company will be entitled to do so providing the claim and/or threat against you is fully removed. According to the company’s request you will sign any document authorizing the company and/or an adv. as mentioned to deal with your defense on your behalf and represent you in the matter, in accordance with the aforementioned.

3.3
You will cooperate with the company and/or any adv. as aforementioned in any reasonable manner requested by them in the framework of their treatment of the legal procedure, providing the company covers all your related costs so you do not need to pay them or fund them yourself, all subject to section 2.2 above.

3.4
Whether the company acts according to section 3.2 above or not, it will deal with all of the additional costs and payments mentioned in section 2.1 above, so you do not need to pay them or fund them yourself, thus without derogating the promised indemnification according to this statement, subject to section 2.2 above.

3.5
Your indemnification regarding any legal procedure taken against you, as mentioned in this statement, will not apply to any sum you pay as a result of a settlement or arbitration, unless the company agreed in writing to the settlement or arbitration.

3.6
The company will not be required according to this statement, funds paid to you or for you or in your place in any way in the framework of insurance (which the company ordered) or any undertaking to indemnify of any party beside the company. To remove any doubt, it is clarified that the sum of the indemnification according to this statement will apply beyond (and in addition) to the amount paid (if it is paid) in the framework of the insurance and/or indemnification as mentioned.

3.7
Upon the submittal of your request for payment in any case according to this statement, the company will take all measures required by law to make the payment and will act to settle any approval necessary. If any approval is required as mentioned in the payment above and the payment is not approved for any reason, this payment or any part that was not approved will be subject to the court’s approval and the company will act to receive it.

4.
The company’s undertakings according to this statement will stand in your favor after the completion of your service for the company providing that the actions for which the exemption from liability or the undertaking to provide indemnification were and/or will be during the period of your employment or service for the company. In addition, the company’s undertakings according to this statement will stand for your successors as well, including your estate and subrogate directors appointed for you by law.

5.
In any case in which the company pays you or in your place any sums in the framework of this statement regarding a legal procedure as mentioned and later it becomes clear that you are not entitled to indemnification for these sums from the company, these sums will be considered a loan granted by the company, linked to the CPI and you will be required to return these sums to the company when you are requested to do so in writing, according to the payment settlement the company determines.

6.	In this statement of indemnification-

“ Position holder”- according to its meaning in the Companies Law, including company employees.

“Action”-

Or any derivative- including, a decision and/or failure and including your actions prior to the date of this statement of indemnification during the period of your service as a position holder of the company.

All of the aforementioned in the male tense, refers to the female tense as well.

7.
The company’s undertakings according to this statement of indemnification will be interpreted widely and in a manner intended to meet them, as permitted by law, for the purposes intended. In any case of a contradiction between any provision of this statement of indemnification and any provision of a law that cannot be conditioned, changed or added to, the mentioned law will decide. However, this will not harm or derogate the validity of the other provisions of this statement of indemnification.

8.	The additions to this statement of indemnification are an inseparable part of it.

As evidence the company signs, through its authorized signers.

SuperCom Ltd:

I confirm that I accept this statement and agree to all of its terms:

Signature:

Date:

The Additions

Subject to the provisions of the law, these are the types of occurrences:

1.
Issuing securities, including but without derogating from the generality of the aforementioned, offering securities issued or that will be issued by the company, acquisition offers and other procedures, according to prospects, private offers, shares issued, benefits or any method of securities offered, as well as any other actions regarding the company’s capital.

2.
A transaction as meant in section 1 of the Companies Law including transfer, sale or purchase of assets or undertakings, including securities or granting or receiving rights to these, as well as any action directly or indirectly connected to the transaction.

3.
A report or notice submitted according to the Companies Law or the Securities Law 1968, including regulations by virtue of these laws or according to the regulations or instructions customary in the Israel Stock Exchange or abroad, or a law of a different country regulating similar matters and/or refraining from submitting a report or notice as mentioned.

4.
Actions the company takes in its field of business, holdings, investments, commerce, development, finances, investment in securities and purchasing securities or additional right in corporations and other actions of the company and the integrated corporations permitted by law;

5.	Occurrences that significantly affected or might have affected the profitability of the company or its property or rights or obligations;

6.	Occurrences related to employment terms of workers and employee- employer relations including promoting employees, treatment of pension benefits, insurance and savings, options and other benefits;

7.	Any decision regarding division, as defined in the Companies Law.

8.
Any legal procedure, in Israel or abroad, in matters related, directly or indirectly, to the environment or the provisions of laws, regulations, procedures or standards as applied in Israel or abroad regarding environmental issues;

9.	Any legal procedure, in Israel or abroad, in matters related, directly or indirectly, to antitrust limitations, including limiting settlements, monopoles and mergers;

10.
Changing or reorganization  of the company’s organizational structure or any decision regarding them, including but without derogating the generality of the aforementioned, merger, splitting, changes in company capital, establishing subsidiary companies, dismantling or selling them, allocation or division.

11.
A verbal expression or utterance, including expressing a position or opinion in good faith by the position holder during the period in which he served in the position and by virtue of the position, including in the framework of the directorate meetings or one of its committees.

12.	An action contradicting the company’s articles of association or memorandum.

13.	Any of the types of occurrences specified above, regarding the service of the position holder in a corporation controlled by the company or a related corporation.

14.	Any action that caused bodily damage, illness, death, damage to property, including losing the ability to use of it;

15.	Any action that led to a lack of making proper insurance arrangements.

16.	An action and/or failure that led to a non-deliberate breach of any rights regarding intellectual property, including patents, models, copyrights, etc.

The indemnification will not apply due to financial liability of the position holder due to one of the following:

(a)	A breach of the duty of loyalty, unless he acted in good faith and there was a reasonable foundation to believe that the action would not harm the good of the company;

(b)	A intentional or reckless breach of the duty of care;

(c)	An action with the intent of obtaining unlawful personal gain;

(d)	A fine or ransom imposed on him;

(e)	A counter claim submitted by the position holder against the company as a result of a claim the company submits against him.